Exhibit 21.1



                         SUBSIDIARIES OF THE REGISTRANT



                        Company:                       Jurisdiction:
                        --------                       -------------
                 Marker Deutschland GmbH               Germany
                 Marker USA                            Utah
                 Marker Japan Co. Ltd.                 Japan
                 Marker Austria GmbH                   Austria
                 Marker Canada, Ltd.                   Canada
                 Marker Ltd.                           Utah
                 Marker AG                             Switzerland
                 DNR USA, Inc.                         Delaware
                 DNR North America, Inc.               Delaware
                 DNR Japan Co. Ltd.                    Japan
                 DNR Sportsystem, Ltd.1                Switzerland



                 1 An 80% owned Subsidiary of Marker AG